Exhibit 7.04

Execution Copy

COMMITMENT LETTER

April 22, 2013

MZ Investment Holdings Limited

c/o IDG Capital Management (HK) Limited

Unit 5505, The Centre

99 Queen’s Road Central

Hong Kong

Attention: Quan Zhou

Re:	IDG Equity Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of IDG-Accel China Capital II L.P. (the “Sponsor” or “IDG”), subject to the terms and conditions contained herein, to purchase equity interests of MZ Investment Holdings Limited, a Cayman Islands exempted company (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among MEMSIC, Inc., a Delaware corporation (the “Company”), Parent, and MZ Investment Holdings Merger Sub Limited, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Equity Commitment.

(a) The Sponsor hereby commits, subject to the terms and conditions set forth herein, that, simultaneous with the closing of the Merger (the “Closing”), it shall purchase, or shall cause the purchase of, at or immediately prior to the Effective Time, equity interests of Parent for an aggregate cash purchase price in immediately available funds equal to $86,300,000 subject to adjustment pursuant to Section 1(b) below (the “Equity Commitment”), which will be used by Parent solely for the purpose of funding, to the extent necessary to fund, (i) the aggregate Merger Consideration required to be paid or caused to be paid by Parent to consummate the Merger pursuant to and in accordance with the Merger Agreement (including all amounts to be paid pursuant to Article II of the Merger Agreement in satisfaction of all restricted stock awards, restricted stock units and stock options) and (ii) all other fees, expenses and other amounts payable by Parent or the Surviving Corporation pursuant to the Merger Agreement.

(b) The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Parent and/or Merger Sub. In the event Parent does not require an amount equal to the sum of the Equity Commitment in order to satisfy the obligations described in Section 1(a), the amount of the Equity Commitment to be funded under this letter agreement shall be reduced by Parent to the level sufficient to enable Parent to satisfy such obligations in accordance with the terms of the Merger Agreement and in such a manner that, upon satisfaction of such obligations, the Surviving Corporation, on both a stand-alone and consolidated basis, will not be Insolvent.

2. Conditions. The Equity Commitment shall be subject only to the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions).

3. Limited Guaranty. The Sponsor is executing and delivering to the Company a limited guaranty related to Parent’s and Merger Sub’s payment obligations with respect to the Parent Termination Fee under the Merger Agreement (the “Limited Guaranty”). The Company’s remedies against the Sponsor under this letter agreement, the Contribution Agreement, the Voting Agreement and the Limited Guaranty (as set forth in and in accordance with the terms of each such agreement) and against Sponsor’s Affiliates who are parties to such agreements shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), other than fraud and willful misrepresentation, available to the Company and its affiliates (or to any Person purporting to claim by or through the Company or any of its Affiliates or for the benefit of any of them) against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guaranty) in respect of any claims, liabilities or obligations arising with respect to this letter agreement, the Merger Agreement or the Limited Guaranty and the transactions contemplated hereby and thereby, including without limitation in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement. Notwithstanding the foregoing, nothing in this letter agreement or the Limited Guaranty shall affect the Company’s remedies for any breach of the Confidentiality Agreement by any person subject thereto.

4. Enforceability; Third-Party Beneficiary.

(a) This letter agreement shall inure to the benefit of and be binding upon Parent and the Sponsor. This letter agreement may only be enforced (i) by Parent at the direction of the Sponsor or (ii) by the Company to seek specific performance to cause Parent to draw down the proceeds of the Equity Commitment subject to Section 9.07 of the Merger Agreement, and subject further to Section 6 and Section 7 hereof as though the Company were a party hereto. None of Parent’s, Merger Sub’s or the Company’s creditors (other than, with respect to Parent, the Company to the extent provided herein), nor any Person claiming by or on behalf of Parent, Merger Sub or the Company or any Affiliate of Parent, Merger Sub or the Company shall have the right to enforce this letter agreement or to cause Parent, Merger Sub, the Company or any other Person to seek to enforce this letter agreement against the Sponsor. The Company is a third-party beneficiary of this letter agreement to the extent and only to the extent that it seeks specific performance to cause Parent to draw down the proceeds of the Equity Commitment subject to Section 9.07 of the Merger Agreement. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent, the Sponsor and, to the extent provided in this Section 4, the Company, any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Equity Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than the Sponsor under or by reason of this letter agreement.

(b) This Agreement is being entered into by Sponsor and Parent to induce the Company to enter into the Merger Agreement. Each of Sponsor and Parent recognizes and acknowledges that a breach by it of its obligations under this Agreement will cause the Company to sustain irreparable harm for which the Company would not have an adequate remedy at law, and therefore in the event of any such breach the Company shall, without the posting of bond or other security (any requirement for which each of Sponsor and Parent hereby waives), be entitled to the remedy of specific performance to the extent provided herein.

5. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, the Sponsor and the Company. Together with the Merger Agreement, the Limited Guaranty, the Contribution Agreement and the Voting Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6. Governing Law; Jurisdiction; Venue. This letter agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another jurisdiction to govern this letter agreement. Each of the parties hereto irrevocably agrees that any disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, any state or federal court in such county). Each of the parties hereto agrees that mailing of process or other papers in connection with any such proceeding in the manner provided in Section 13 or in such other manners as may be permitted by applicable law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any proceeding relating to this letter agreement or any of the transactions contemplated hereby in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (x) the proceeding in such court is brought in an inconvenient forum, (y) the venue of such proceeding is improper or (z) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

7. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A DISPUTE, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Counterparts. This letter agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. Termination. The obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earlier to occur of (a) the day falling ninety (90) days from the date of termination of the Merger Agreement in accordance with its terms (unless the Company shall have previously made a claim under Section 4 of this letter agreement, in which case this letter agreement shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 6 hereof), (b) the Closing, at which time the obligation will be discharged but subject to the performance of such obligation, and (c) the Company or any of its affiliates, acting upon the Company’s express authorization, asserting a claim in writing against the Sponsor or any Non-Recourse Party in connection with this letter agreement, the Merger Agreement, the Limited Guaranty or any of the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, other than a claim (i) against the Sponsor and its successors and assigns under this letter agreement pursuant to the terms hereof, (ii) for the avoidance of doubt, against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement, the Contribution Agreement and the Voting Agreement pursuant to the respective terms thereof, (iii) against the Sponsor and its successors and assigns under the Limited Guaranty, the Voting Agreement or the Contribution Agreement pursuant to the respective terms thereof, (iv) against any Non-Recourse Party under the Voting Agreement or the Contribution Agreement pursuant to the respective terms thereof, but only to the extent that such Non-Recourse Party is a party to the Voting Agreement or the Contribution Agreement, and (v) for fraud or willful misrepresentation. Notwithstanding the foregoing, nothing in this Equity Commitment shall affect the Company’s remedies for any breach of the Confidentiality Agreement by any person subject thereto.

10. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than the Sponsor (and its successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

11. Representations and Warranties. The Sponsor hereby represents and warrants to Parent and the Company that (a) the Sponsor has all limited partnership or other organizational power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary limited partnership or other organizational action by it; (c) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guaranty by all parties hereto and thereto) constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the Equity Commitment is less than the maximum amount that the Sponsor is and at the Closing will be permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (e) the Sponsor has and at the Closing will have uncalled capital commitments or otherwise has and at the Closing will have available funds in excess of the sum of the Equity Commitment and the aggregate amount of all other commitments and obligations outstanding at the relevant time, and all conditions to the obligation to fulfill such uncalled capital commitments (other than the issuance of notice of the capital call, which Sponsor agrees to issue when and as required) have been satisfied; (f) no action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; and (g) the execution, delivery and performance of this letter agreement by the Sponsor do not (x) violate the organizational documents of any fund party to this letter agreement (each, a “Fund”), (y) violate any applicable Law binding on any Fund or the assets of any Fund, or (z) conflict with any material agreement binding on any Fund.

12. No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned, except that the Sponsor may assign all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates or any other investment fund advised, managed and/or appointed by the Sponsor; provided, that no such assignment shall prevent or materially impair or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and provided, further, that any such assignment shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Affiliate or fund. Parent may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company, respectively). Any transfer in violation of this section shall be null and void.

13. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this letter agreement shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

If to the Sponsor:

IDG-Accel China Capital II L.P.

c/o IDG Capital Management (HK) Limited

Unit 5505, The Centre

99 Queen’s Road Central, Hong Kong

Attention: Quan Zhou

Facsimile: +852 2529 1619

Email: quan_zhou@idgvc.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter Huang

Facsimile: +86 (10) 6535 5577

E-mail: Peter.Huang@skadden.com

if to Parent, to:

MZ Investment Holdings Limited

c/o IDG Capital Management (HK) Limited

Unit 5505, The Centre

99 Queen’s Road Central

Hong Kong

Attention: Quan Zhou

Facsimile: +852 2529 1619

E-mail: quan_zhou@idgvc.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter Huang

Facsimile: +86 (10) 6535 5599

E-mail: Peter.Huang@skadden.com

[Signature Page Follows]

Sincerely,

IDG-Accel China Capital II L.P.

By:	IDG-Accel China Capital II Associates L.P., its General Partner

By:	IDG-Accel China Capital GP II Associates Ltd., its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

Agreed to and accepted:

MZ Investment Holdings Limited

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Director

[SIGNATURE PAGE TO COMMITMENT LETTER]